Exhibit 99.2

EXAR CORPORATION
SECOND QUARTER FISCAL YEAR 2016 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of these prepared remarks in conjunction with our fiscal year 2016 second quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, November 5, 2015 at 4:45 p.m. EST (1:45 p.m. PST). To access the conference call, please dial (719) 457-2628 or (888) 364-3108.  The passcode for the live call is 1680954. In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conclusion of the conference call.

Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data. Investors should also refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.

Discussion of Business and Non-GAAP Financial Highlights

Today we reported the following non-GAAP results for our second quarter fiscal 2016:

●	Revenue was $37.2 million, down 14% from $43.3 million a year ago, and down 8% from $40.4 million last quarter.
●	Gross profit was $17.0 million, down 16% from $20.3 million a year ago, and down 15% from $20.0 million last quarter.
●	Gross margin was 45.6%, down 124 basis points from 46.8% a year ago, and down 388 basis points from 49.5% last quarter.
●	Operating income was $2.9 million, up 17% from $2.5 million a year ago, and down 45% from $5.3 million last quarter.
●	Net income was $2.8 million, up 11% from $2.5 million a year ago, and down 45% from $5.1 million last quarter.
●	EPS was $0.06 per diluted share, up 20% from $0.05 a year ago, and down 40% versus $0.10 last quarter.

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	September 27, 2015		June 28, 2015		September 28, 2014
Net Sales:
Industrial	$17,925	48%	$20,575	51%	$19,656	45%
High-End Consumer	13,163	35%	13,536	33%	16,362	38%
Infrastructure	6,154	17%	6,311	16%	7,304	17%
Total	$37,242	100%	$40,422	100%	$43,322	100%

Industrial. Note that the segment formerly referred to as “Industrial and Embedded” (or “I&E”) is now simply “Industrial” to improve clarity with investors. Second quarter Industrial revenue was 48% of sales, or $17.9 million, a decrease of 13% when compared to the $20.6 million reported in the first quarter of fiscal 2016. This decrease was largely attributable to softness in Interface product sales and the decline of IP sales from the first fiscal quarter of 2016.

High-End Consumer (or “HeC”). In the second quarter, HeC revenue was 35% of sales, or $13.2 million, down 3% sequentially as compared to the $13.5 million reported in the first quarter of fiscal 2016. This sequential decline was attributable to anticipated softness in the Korea and Taiwan display markets.

Infrastructure. In the second quarter, Infrastructure revenue was 17% of sales, or $6.2 million, down 2% sequentially compared to $6.3 million in the first quarter of fiscal 2016.

Discussion of Non-GAAP Gross Margins, Operating Expenses, and Operating Margins

Our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	September 27, 2015		June 28, 2015		September 28, 2014

Net Sales:	$37,242	100%	$40,422	100%	$43,322	100%
Cost of Sales	20,268	54%	20,430	51%	23,039	53%
Gross Margin	$16,974	46%	$19,992	49%	$20,283	47%
Operating Expenses	14,072	38%	14,723	36%	17,797	41%
Operating Income	$2,902	8%	$5,269	13%	$2,486	6%

Gross Margin

On a non-GAAP basis, second quarter gross margin was 45.6%, compared with the first quarter gross margin of 49.5%. This equates to a gross profit of $17.0 million for the second quarter, compared with $20.0 million last quarter. This sequential decline was attributable in part to the reduction in IP sales from the first fiscal quarter of 2016 as well as a less favorable mix.

Operating Expenses

Operating expenses declined 4% sequentially in the second fiscal quarter from $14.7 million to $14.1 million. Second quarter R&D expenses were $7.1 million, down 4% sequentially as compared with the $7.4 million reported in the first quarter. SG&A expenses were $7.0 million, down 4% sequentially as compared with the $7.3 million reported in the first quarter. Operating expenses do not include charges for personnel whose positions were eliminated as part of a restructuring or whose principal activities supported the Data Compression product line.

Operating Margin

In the second quarter, operating income and operating margin were $2.9 million and 7.8%, respectively, compared to $5.3 million and 13.0% in the first quarter.

Discussion of Non-GAAP Net Income/EPS and Capital Structure

Net Income

Second quarter non-GAAP net income was $2.8 million, compared with $5.1 million for the first quarter.

EPS

Second quarter non-GAAP earnings per fully diluted share was $0.06, compared with the $0.10 reported last quarter.

Capital Structure

The number of shares used in the second quarter calculation of non-GAAP results was 49.2 million shares, down from 50.2 million shares. We did not repurchase any shares during the second quarter.

Discussion of GAAP Operating Results

The Company’s non-GAAP measures exclude certain recurring charges, such as stock-based compensation, amortization and impairment of acquired intangible assets, as well as certain one-time or non-recurring charges, such as charges from restructuring. Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data.

In the second quarter, we took charges of (i) $3.4 million related to amortization, (ii) $2.5 million provision for dispute resolution related to our Data Compression products, which was classified as a reduction in revenue, (iii) $2.1 million related to ongoing restructuring activities, and (iv) $1.5 million related to stock-based compensation.

Additionally, in the second quarter, we recorded credits of $1.5 million decrease in cost of goods sold due to proceeds received from a legal settlement related to our Data Compression products, and $1.2 million due to the lapsing of the statute of limitations related to U.S. federal tax reserves.

As a result, on a GAAP basis, second quarter gross margin was 36.4%, down from the first quarter gross margin of 43.1%. GAAP operating expenses for the second quarter were $17.9 million, compared with $19.8 million reported last quarter.

Second quarter GAAP net loss was $4.2 million, or a loss of $0.09 per share, as compared with GAAP net loss of $2.5 million reported in the first quarter, or a loss of $0.05 per share.

Balance Sheet and Cash Flow Highlights

Cash and Equivalents

We ended the second fiscal quarter with $53.5 million in cash and cash equivalents, down from $55.8 million in the first quarter. Cash balance was negatively impacted by an increase in accounts receivable, which is discussed in the next section.

Net Accounts Receivable

Second quarter net accounts receivable increased to $32.0 million from $26.0 million last quarter. In the second quarter, DSO was 84 days, compared to 58 days last quarter. Several large payments were made shortly after the quarter end. At the end of October 2015, net accounts receivable was approximately $25.5 million and DSO was approximately 67 days.

Net Inventory

Second quarter net inventory decreased to $32.4 million, compared with $33.3 million in the first quarter. This decrease was principally attributable to additional reserves provided for Data Compression products. In the second quarter, days inventory was 135 days, compared to 125 days last quarter.

Deferred Margin

Second quarter deferred margin decreased to $6.8 million, compared with $7.2 million in the first quarter and $14.4 million a year ago. Deferred margin has declined as our distribution partners look to reduce inventory and we move parts of our commodity business to market price programs, and as a result of our lowering of the book costs on many parts in an effort to allow our distributors to increase turns.

Cash Flow

Second quarter total depreciation and amortization was $4.8 million, of which $1.5 million was included in the non-GAAP results. This translates to a Non-GAAP EBITDA of $4.4 million for the second quarter of fiscal year 2016. Year- to-date, operating cash flow was break-even.

Discussion of Third Quarter and Full Fiscal Year 2016 Non-GAAP Guidance

For the third quarter ending December 27, 2015, the Company expects revenue to be flat to up 3% sequentially, non-GAAP gross margin to be in the range of 46% to 48%, and non-GAAP EPS on a fully diluted basis to be in the range of $0.06 to $0.08. For fiscal year 2016 the Company expects non-GAAP revenue to be in the range of $153 million to $156 million and Non-GAAP EPS on a fully diluted basis to be in the range of $0.30 to $0.34.

Safe Harbor and Forward-Looking Statements

Except for historical information contained herein, the accompanying press release, prepared presentation materials, and matters discussed on the conference call contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the demand for our products and the anticipated trends in our sales and profits, future opportunities that are available to the Company, the Company’s financial outlook expectations for the third quarter and year ending December 27, 2015 and March 27, 2016, respectively, existence of any viable strategic alternatives and whether any future decisions by the Company will enhance stockholder value, are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. For a discussion of these risks and uncertainties, the Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission (SEC) filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 29, 2015, which is on file with the SEC and available on our Investor webpage and on the SEC website at www.sec.gov, and the risks and uncertainties of whether any strategic alternative will be identified by the Board of Directors, whether it will be pursued, whether it will receive Board of Directors and stockholder approval if necessary, whether it will be consummated and, if consummated, whether it will enhance value for all stockholders of Exar. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

There can be no assurance that Exar’s review of strategic alternatives will result in any specific action. Exar does not currently intend to disclose further developments with respect to this process unless and until its Board of Directors approves a specific action or otherwise concludes the review of strategic alternatives.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets and inventory step-up, impairment charges, technology licenses, restructuring charges and exit costs which include costs for personnel whose positions have been eliminated as part of a restructuring or are in the process of being eliminated as part of the discontinuation of a product line, provisions for & proceeds received from dispute resolutions, merger and acquisition and related integration costs, certain income tax benefits and credits, certain warranty charges, net change in the fair value of contingent consideration, the write-down of deferred revenue under business combination accounting, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results.  Additionally, we disclose below the non-GAAP measure of free cash flow, which is derived from our net cash provided (used) by operations, less purchases of fixed assets and IP, plus proceeds from the sale of IP. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

Investors should refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.